Exhibit 99.1

TheStreet.com Appoints New Chief Financial Officer, Eric Ashman

NEW YORK--(BUSINESS WIRE)--July 5, 2006--TheStreet.com, Inc. (NASDAQ:TSCM), a leading provider of financial commentary, analysis and news, announced today that it has appointed Eric Ashman as its Chief Financial Officer.

A certified public accountant since 1993, Ashman has established a record of generating consistent revenue and profit growth.

"Eric is a proven leader with extensive domestic and international experience," said Thomas J. Clarke, Jr., chairman and chief executive officer of TheStreet.com. "I'm looking forward to partnering with him to develop a business plan that will steer the company through its next stages of growth."

Before coming to TheStreet.com, Ashman served as the regional director of North American operations for Text 100 Public Relations, an international technology public relations agency. He joined Text 100 in 1997 as the North American finance manager and went on to hold positions of increasing responsibility that included vice president of finance, chief financial officer, chief operating officer, and board director.

Managing the North American region, Ashman was responsible for refocusing regional strategic priorities, evaluating senior staff and ensuring that the region was well positioned for the next stage of growth. As the CFO and COO, Ashman had global responsibility for the operational and financial performance of a business with over 475 employees across 29 offices, including offices in China, India and across Europe. During his tenure, Text 100 developed new services and disciplines that drove the growth and diversification of the company's client base across new industry sectors and agency practice areas.

Prior to joining Text 100 Public Relations, Ashman founded an information management consulting venture, and worked in the areas of tax and audit at both Canby, Maloney & Company and Kenneth Leventhal & Company.

Ashman's management capabilities, his proficiency at strategizing and his ability to drive effective execution make him a valuable resource to TheStreet.com, Inc. -- particularly at a time when the company is focused on amplifying its presence in the financial media space.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading multimedia provider of business and investment content, which it makes available through online publications, content syndication and audio and video programming. Founded in 1996, TheStreet.com, Inc. pioneered the electronic publishing of financial information on the Internet. Today,

TheStreet.com is a free website complemented by more than 18 subscription services, offering various types of investors information they can use to help them make better informed investing and trading decisions.

CONTACT: TheStreet.com, Inc.
Chaela Volpe, Investor Relations Manager
Phone: 212-321-5008
Email: Chaela.volpe@thestreet.com

SOURCE: TheStreet.com, Inc.